Exhibit (h)(23)

Execution Copy

AMENDMENT TO

MONEY MARKET SERVICES AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”), effective April 1, 2014, is made to the MONEY MARKET SERVICES AGREEMENT (the “Agreement”) dated as of June 30, 2010 as it may be amended, supplemented, restated or otherwise modified from time to time, among the funds identified on Appendix A to the Agreement (each a “Fund” and collectively, the “Funds”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”), and Massachusetts Mutual Life Insurance Company (“MassMutual”).

WHEREAS, the parties wish to amend the Agreement to remove MassMutual and all references to MassMutual;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein the parties hereto agree as follows:

1)	The Agreement is hereby amended by removing MassMutual, and MassMutual shall no longer be a party to the Agreement.

2)	Section 4 of Agreement is hereby amended to read as follows:

“State Street shall be entitled to reasonable compensation for the Services and expenses of State Street, as agreed upon from time to time between the Funds and State Street. Fees and expenses relating to the Services will be calculated and become due on a monthly basis. Such fees and expenses will be paid by the Funds.”

3) Section 5.5 of the Agreement is hereby amended by replacing the last sentence of such Section 5.5 with the following:

“State Street shall assume no liability to the Funds of any kind or nature whatsoever in relation to this Agreement or the Services.”

4) Section 5.9 of the Agreement is hereby amended by replacing the first sentence of such Section 5.9 with the following:

“In the event State Street or any State Street Indemnified Parties are held liable for any reason as to the Services, such liability shall be limited to the direct damages incurred by the Funds not to exceed two times the aggregate amount of fees paid by the Funds to State Street for the Services for the 12 months preceding the occurrence of the first event giving rise to any such direct damages.”

5) Section 5.12 of the Agreement is hereby amended by replacing the first sentence of such Section 5.12 with the following:

Execution Copy

“The Funds understand that the nature of the Services provided under this Agreement are distinct from the services provided under any other agreement between the State Street and the Funds, including any custody, fund accounting or fund administration services agreements and, consequently, the terms of this Agreement rather than such other agreements shall govern the delivery of the Services.”

6) Schedule A of the Agreement is hereby replaced in its entirety by the Schedule A attached hereto.

7) Miscellaneous.

(a) Except as amended hereby, the Agreement shall remain in full force and effect.

(b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:   /s/ Michael F. Rogers

Name:  Michael F. Rogers

Title:  Executive Vice President

MASSMUTUAL PREMIER FUNDS

ON BEHALF OF MASSMUTUAL PREMIER MONEY MARKET FUND

By:   /s/ Nicholas Palmerino

Name: Nicholas Palmerino

Title: CFO and Treasurer

MML SERIES INVESTMENT FUND II

ON BEHALF OF MML MONEY MARKET FUND

By:   /s/ Nicholas Palmerino

Name: Nicholas Palmerino

Title: CFO and Treasurer

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:   /s/ Eric Wietsma

Name:  Eric Wietsma

Title:    Senior Vice President

Execution Copy

Schedule A

Funds/Portfolios/Classes

Funds	Portfolios	Classes (if more than one)
MASSMUTUAL PREMIER FUNDS	MassMutual Premier Money Market Fund	R5
MML SERIES INVESTMENT FUND II	MML Money Market Fund	Initial Class

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